Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM S-8
(Form Type)

URBAN-GRO, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Plan	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price per Unit(2)	Maximum Aggregate Offering Price	Fee Rate(3)	Amount of Registration Fee
urban-gro, Inc. 2021 Omnibus Stock Incentive Plan, as amended	Equity	Common Stock, par value $0.001 per share	Rule 457(c) and 457(h)	1,200,000	$1.05	$1,260,000	$0.0001102 per million dollars	$138.85
	Total Offering Amounts					$1,260,000		$1,260,000
	Total Fee Offsets(4)							$—
	Net Fee Due							$138.85

(1)	Represents shares of common stock issuable under the urban-gro, Inc. 2021 Omnibus Stock Incentive Plan, as amended. In addition to such shares, pursuant to Rule 416(a) under the Securities Act, this registration statement covers an undetermined number of shares of common stock of the registrant that may become issuable to prevent dilution from stock splits, stock dividends or similar transactions with respect to the shares registered hereunder.
(2)	Estimated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act, based on the average of the high and low prices for urban-gro, Inc.’s common stock on The NASDAQ Capital Market on August 29, 2023, which date is within five business days prior to filing this registration statement.
(3)	Amount of the registration fee was calculated pursuant to Section 6(b) of the Securities Act, and was determined by multiplying the aggregate offering price by 0.0001102.
(4)	The Registrant does not have any fee offsets.